EXTENSION OF LEASE AGREEMENT

This **Extension of Lease Agreement** ("Extension Agreement") extends that certain Lease Agreement between Mariposa Building, LLC ("Landlady") and Support.com, Inc. ("Tenant") dated February 1st, 2016 ("Lease"), for the Premises located at 685 S. Arthur Avenue, Louisville, Colorado 80027 ("Building"), designated as "Suite 12C", and is entered into between the Landlady and Tenant.

In the event of any inconsistencies or conflicts between the Lease and this Extension Agreement, this Extension Agreement shall control and prevail.

1. Landlady and Tenant hereby agree that the Term of the Lease shall be extended commencing at 12:00 noon on the 1st day of February, 2019, and shall end at 11:59 a.m. on the 31st day of January, 2020, hereinafter referred to as the "Extension Term".

2. The Monthly Rent for the Extension Term shall be two thousand five-hundred and ninety-five dollars ($2,595.00 USD) total, which amount is not more than two dollars ($2.00 USD) per square foot of the Leased Premises, more than the Monthly Rent charged in the final month of the previous term of the Lease. The Monthly Rent shall be payable pursuant to the terms set forth in the Lease. The Security Deposit shall be two (2) times the rent or five thousand one hundred and ninety-five dollars (i.e., 2 x $2,595= $5,190). The current Security Deposit amount under the Lease is four thousand eight hundred and seventy-six dollars ($4,876.00) and has been paid previously by Tenant. An additional three hundred and fourteen dollars ($314.00) for the Security Deposit will be due within two (2) business days of the date of the last signature on this Extension Agreement (i.e., $5,190.00- $4,876.00=$314.00).

3. Tenant shall shampoo the carpet once annually and once prior to permanently vacating the Premises. Tenant shall place plastic mats under desk chairs to protect the carpet. Tenant shall remove all cars from the parking lot when a snowplow is clearing snow.

4. The lease shall automatically renew each year for additional one (1) year terms, with no further action required by the Tenant or Landlady, provided that Tenant is not in default and is in full compliance with all terms of the Lease as of the renewal date, unless either Tenant or Landlady has given written notice to the other of their intent not to renew the Lease not less than three (3) full months prior to the renewal date. Notice by email shall be considered to be written notice for the purposes of this Section 4. Landlady may, at her option and in good faith, require Tenant to execute an extension of the Lease-for each new renewal period, and Tenant agrees to reasonably cooperate therewith.

5. All other terms, covenants and conditions of the Lease, not specifically referenced or modified by this Extension Agreement are incorporated herein by reference and shall continue to be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Extension Agreement as of this 21st day of February, 2019.

Support.com, Inc.

By: Richard Bloom, President and CEO
Signature:

MARIPOSA BUILDING, LLC

Deepika Avanti, Member

Signature: Deepika Avanti

LEGAL APPROVED support.com 2/14/19 9am

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